                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        ---------------------------------

                           Filed by the Registrant [X]
                 Filed by a party other than the Registrant [ ]

                        ---------------------------------
                           Check the appropriate box:

        [ ]  Preliminary Proxy Statement        [ ]  Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted  by Rule 14a-6(e)
                                                     (2))

        [X]  Definitive Proxy Statement
        [ ]  Definitive Additional Materials
        [ ]  Soliciting Material Pursuant to
             Rule 14a-12

                   -------------------------------------------

                         CHOICE ONE COMMUNICATIONS INC.

                (Name of Registrant as Specified in Its Charter)

                   -------------------------------------------

               Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:_______

      (2) Aggregate number of securities to which transaction applies:__________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):____________

      (4) Proposed maximum aggregate value of transaction: _____________________

      (5) Total fee paid: ______________________________________________________

[ ]   Fee paid previously with preliminary materials: __________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid: ______________________________________________

      (2) Form, Schedule or Registration Statement No.: ________________________

      (3) Filing Party: ________________________________________________________

      (4) Date Filed: __________________________________________________________

                        [CHOICE ONE COMMUNICATION LOGO]

                                                                   July 19, 2004

To Our Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders of Choice One Communications Inc. at the Auditorium, 100 Chestnut Street, Rochester, New York 14604 on Tuesday, August 17, 2004, at 10:00 a.m.

         The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters expected to be acted upon at the meeting. This package also contains the Company's Form 10-K for the fiscal year ended December 31, 2003 that sets forth important business and financial information concerning the Company.

         We hope you will be able to attend this year's Annual Meeting.

                                            Very truly yours,

                                            /s/ Steve M. Dubnik

                                            Steve M. Dubnik
                                            Chairman of the Board and
                                            Chief Executive Officer

                         CHOICE ONE COMMUNICATIONS INC.
                         100 CHESTNUT STREET, SUITE 600
                            ROCHESTER, NEW YORK 14604

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 17, 2004

         The Annual Meeting of Stockholders of Choice One Communications Inc. (the "Company") will be held at the Auditorium, 100 Chestnut Street, Rochester, New York 14604 on Tuesday, August 17, 2004, at 10:00 a.m. for the purpose of considering and acting upon the following matters:

         (1) The election of one director for a term expiring at the Company's 2007 Annual Meeting of Stockholders;

         (2) The approval of an amendment to the Company's 1999 Directors' Stock Incentive Plan to increase the number of shares of common stock that may be issued pursuant to options under the plan from 531,896 shares to 900,000 shares;

         (3) The ratification of the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent accountants for the year ending December 31, 2004; and

         (4) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

         Pursuant to the provisions of the By-laws of the Company, the Board of Directors has fixed the close of business on June 30, 2004 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting and any adjournments thereof.

         ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY MAIL IT TO THE COMPANY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

                               By Order of the Board of Directors,

                               /s/ Elizabeth J. McDonald

                               Elizabeth J. McDonald
                               Vice President, General Counsel and Secretary

July 19, 2004
Rochester, New York

                        [CHOICE ONE COMMUNICATION LOGO]

                         CHOICE ONE COMMUNICATIONS INC.
                         100 CHESTNUT STREET, SUITE 600
                            ROCHESTER, NEW YORK 14604

                            ------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 17, 2004

         This Proxy Statement is being mailed to stockholders of Choice One Communications Inc., a Delaware corporation (the "Company" or "Choice One"), on or about July 19, 2004, in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders of the Company to be held on August 17, 2004 and any adjournments thereof (the "Annual Meeting"). Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders and a form of proxy for the Annual Meeting. This Proxy Statement is also accompanied by the Company's Form 10-K for the fiscal year ended December 31, 2003 that sets forth important business and financial information concerning the Company.

         The Board of Directors has fixed the close of business on June 30, 2004 as the record date for the determination of stockholders who are entitled to notice of and to vote at the Annual Meeting. As of April 23, 2004, the Company had outstanding 44,145,599 shares of its common stock, $0.01 par value (the "common stock"). Holders of the Company's common stock are entitled to one vote per whole share.

         All proxies which are properly completed, signed and returned to the Company in a timely manner will be voted in accordance with the instructions thereon. Proxies may be revoked by any stockholder through written notice to the Secretary of the Company prior to the exercise thereof, and stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person if they so desire.

         A majority of the outstanding shares of the Company's common stock entitled to vote at the Annual Meeting is required to establish a quorum at the Annual Meeting. The director will be elected by a plurality of the votes cast by the holders of the shares of the Company's common stock entitled to vote at the Annual Meeting.

         With regard to the election of directors, votes may be cast in favor or withheld. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not affect the outcome of the voting in such election. With regard to other proposals, abstentions may be specified. The Company believes that abstentions are shares present and entitled to vote, but do not constitute votes cast in respect of a particular matter. The Company, therefore, intends to count abstentions and votes withheld in respect of the proposals to approve the amendment of the Company's 1999 Directors' Stock Incentive Plan or to ratify the appointment of independent accountants as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but not as votes having been cast in respect of such proposals. Accordingly, such abstentions and votes withheld will not affect the outcome of the voting on that proposal. Broker non-votes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter as to which the brokers or nominees do not have discretionary power) may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, but not for the purpose of determining the voting power present with respect to proposals in respect of which brokers do not have discretion (non-discretionary proposals). The Company believes that all proposals being presented to stockholders at the Annual Meeting are discretionary proposals and, unless one or more beneficial owners of the Common Stock have withheld discretionary authority from their brokers or nominees in respect of these proposals, the Company does not anticipate that there will be any broker non-votes in respect of such proposals. If there are any broker non-votes in respect of these proposals, however, the Company intends to treat such broker non-votes as stated above.

                        PROPOSAL 1 - ELECTION OF DIRECTOR

         The By-laws of the Company provide that the Board of Directors will be divided into three classes as nearly equal in number as possible, and that directors will be elected for terms of three years on a staggered basis. The Board of Directors is currently composed of five directors, one whose term expires in 2004, two whose terms expire in 2005 and two whose terms expire in 2006. Two board seats are currently vacant. One individual is being nominated for election as a director. Unless authority to vote for the election of the director is specifically withheld by appropriate designation, it is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election at the Annual Meeting of Howard I. Hoffen as a director to serve until the 2007 Annual Meeting of Stockholders and until his successor shall have been elected and qualified.

         Mr. Hoffen is presently a member of the Company's Board of Directors. The proxies cannot be voted for more than one person. Management has no reason to believe that the named nominee will be unable or unwilling to serve if elected to office. In such case, however, it is the intention of the persons named in the accompanying form of proxy to vote for the election of such substituted nominee as the Company's Board of Directors may recommend.

         Since the last annual meeting of the Company, each of John B. Ehrenkranz, Bruce M. Hernandez and Richard Postma has resigned from the Company's Board of Directors. Messrs. Ehrenkranz, Hernandez and Postma were designated to serve on the Board pursuant to certain agreements among the Company, institutional investors in the Company and other holders of common stock of the Company. On February 5, 2004, Emil D. Duda joined the Company's Board of Directors.

         Certain information concerning the nominees and directors continuing in office is set forth in the following table.

                                                       PRINCIPAL OCCUPATION, BUSINESS
              NAME                     AGE              EXPERIENCE AND DIRECTORSHIPS
------------------------------------   ---  ----------------------------------------------------
Nominee for term expiring in 2007

Howard I. Hoffen                       40   Managing Director of Morgan Stanley & Co.
                                            Incorporated where he has been employed since 1985.
                                            Mr. Hoffen is also the Chairman and Chief Executive
                                            Officer of Morgan Stanley Private Equity. Mr. Hoffen
                                            also serves on the Board of Directors of Catalytica
                                            Energy Systems, Inc. and Vanguard HealthSystems,
                                            Inc., as well as other privately held companies.

Directors whose terms expire in 2005

Steve M. Dubnik                        41   Chairman of the Board, President, Chief Executive
                                            Officer and Co-Founder. Prior to founding Choice One
                                            in June 1998, Mr. Dubnik served in various capacities
                                            with ACC Corp., including as the President and Chief
                                            Operating Officer of North American Operations of ACC
                                            from November 1996 to April 1998 and as Chairman of
                                            the Board of Directors of ACC TelEnterprises Ltd.
                                            from July 1994 to April 1998. From December 1997 to
                                            April 1998, he also jointly performed the functions
                                            of Chief Executive Officer of ACC.

Emil D. Duda                           53   Senior Executive Vice President and Chief Financial
                                            Officer of Lifetime HealthCare, Inc. Mr. Duda has
                                            been employed with Lifetime or its predecessors in a
                                            variety of finance-oriented positions with increasing
                                            responsibility since 1972. Mr. Duda is also a trustee
                                            of Plan Investment Fund, Inc., a diversified open-end
                                            regulated investment company registered under the
                                            Investment Company Act of 1940.

Directors whose terms expire in 2006

Louis L. Massaro                       57   Retired from Frontier Corporation in 1998, where he
                                            was employed since 1969. His most recent position was
                                            Executive Vice-President, Chief Financial Officer and
                                            Chief Administrative Officer. Mr. Massaro served as a
                                            corporate officer of Frontier and its predecessor,
                                            Rochester Telephone, for approximately 10 years. In
                                            addition to serving as Chief Financial Officer, Mr.
                                            Massaro also served as

                                            President of Rochester Operations, President of RCI
                                            Long Distance and President of Rotelcom. Since his
                                            retirement from Frontier, Mr. Massaro has been
                                            engaged in counseling various start-up entities and
                                            in evaluating various telecommunications industry
                                            opportunities. Mr. Massaro is also a director of Epok
                                            Inc., a privately held company.

Leigh J. Abramson                      35   Managing Director of Morgan Stanley & Co.
                                            Incorporated where he has been employed since 1990.
                                            Mr. Abramson is also a Managing Director of both
                                            Morgan Stanley Capital Partners III, Inc. ("MSCP III,
                                            Inc.") and MSDW Capital Partners IV, Inc. ("MSDWCP
                                            IV, Inc."), the managing members of the general
                                            partners of each of the Morgan Stanley Entities that
                                            have invested in the Company. Mr. Abramson also
                                            currently serves on the Board of Directors of several
                                            privately held companies.

         Messrs. Abramson and Hoffen have been designated to serve on the Board by Morgan Stanley Capital Partners III, L.P. and Morgan Stanley Dean Witter Capital Partners IV, L.P (together with certain of their affiliated private equity funds that have invested in the Company, the "Morgan Stanley Entities") under the terms of the transaction agreement among the Company, Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P., Chisholm Partners III, L.P. and Kennedy Plaza Partners (collectively, the "Fleet Entities"), the Morgan Stanley Entities, Waller-Sutton Media Partners L.P. ("Waller-Sutton") and certain management investors (the "Transaction Agreement").

         Morgan Stanley & Co. Incorporated and Morgan Stanley Capital Partners have announced that a team of investment professionals from Morgan Stanley Capital Partners, led by Mr. Hoffen and senior members of the Morgan Stanley Capital Partners group including Mr. Abramson, will establish a new independent private equity firm, Metalmark Capital, LLC, to manage the Morgan Stanley Entities on a sub-advisory basis. The Company has been advised that, subject to certain regulatory approvals, this sub-advisory relationship is expected to commence in the second quarter of 2004.

RECOMMENDATION

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MR. HOFFEN AS A DIRECTOR OF THE COMPANY.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Company's Board of Directors met eight times during the year ended December 31, 2003. Each of the directors serving in 2003 attended 75% or more of the meetings held by the Board of Directors and any Committees of the Board of Directors on which such person served during 2003, except for Messrs. Hoffen and Postma, a former director. The Company does not have a policy regarding the attendance of members of the Board of Directors at the annual meeting of stockholders of the Company, and Messrs. Dubnik and Massaro attended the Company's 2003 annual meeting. The Board of Directors had four standing committees: the Audit Committee, the Executive Committee, the Employee Option Plan Committee and the Compensation Committee. The Board does not have a standing Nominating Committee.

         The Audit Committee met twelve times during the year ended December 31, 2003. The Audit Committee, among other things, appoints a firm of independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews and approves the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Massaro and Duda. The Audit Committee functions under a written charter that has been adopted by the Board of Directors. A copy of the current charter of the Audit Committee is attached to this proxy statement as Appendix A.

         The Executive Committee did not meet during the year ended December 31, 2003. The Executive Committee has the authority to act as a liaison between the Board and executive management and exercise such powers as shall be delegated to it from time to time by the Board. Pursuant to the Company's Certificate of Incorporation and the Transaction Agreement, the Executive Committee is comprised of the Company's chief executive officer and one member designated by the Morgan Stanley Entities so long as they are entitled to designate a director to the Board under the Transaction Agreement. The current members of the Executive Committee are Messrs. Dubnik, Hoffen and Massaro.

         The Employee Option Plan Committee did not meet during the year ended December 31, 2003 but instead took action by written consents. The Employee Option Plan Committee administers the Company's 1998 Employee Stock Option Plan, as amended. The current members of this committee are Messrs. Hoffen and Massaro.

         The Compensation Committee met three times during the year ended December 31, 2003. The Compensation Committee reviews and recommends compensation arrangements for management of the Company. The current members of the Compensation Committee are Messrs. Hoffen and Massaro.

NOMINATION PROCESS

         Because the Company has a small, active Board of Directors, the Board of Directors has determined that a formal and separate nominating committee is not necessary. Similarly, the Board of Directors has not established a policy with regard to the consideration for nomination by the Board of Directors of candidates recommended by stockholders of the Company. Accordingly, nominees for election to the Board of Directors are identified and evaluated by the entire Board of Directors. Except for Mr. Dubnik, each of the current members of the Board of Directors satisfies the independence criteria for nominating committee members contained in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

         The Board of Directors has not established any specific, minimum criteria that a director candidate must satisfy to be considered for nomination. In evaluating potential director candidates (other than those designated pursuant to the Transaction Agreement), the Board of Directors believes that candidates should have a background that demonstrates an understanding of business and financial affairs and the complexities of a business organization. Such candidates would typically have meaningful experience serving in a position such as chief executive officer, chief operating officer, chief financial officer or other senior executive or director of a significant business enterprise or other business institution, public or private. Other characteristics of such candidates would include interest in the Company, time and energy to devote to the Company, sound business judgment and independence.

         The Board of Directors has not established a formal process for identifying and evaluating candidates for election as directors. In the event that candidates recommended by stockholders who are not parties to the Transaction Agreement are considered for nomination by the Board of Directors, such candidates might, by necessity, be evaluated differently than those designated by the parties to the Transaction Agreement because the Board of Directors may need to assess the willingness of the parties to the Transaction Agreement to vote for such candidates. Also, in the context of candidates nominated by stockholders, the relationships between the recommending stockholder and the Company and between the recommending stockholder and the candidate may need to be taken into account.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the year ended December 31, 2003, the members of the Compensation Committee were Messrs. Ehrenkranz and Hoffen, and Mr. Hernandez, who was a member of the Compensation Committee from January 1, 2003 through December 18, 2003. None of these directors is or has been an executive officer or employee of the Company.

COMPENSATION OF DIRECTORS

         Directors, other than those who also are employees of the Company, are reimbursed for certain reasonable expenses incurred in attending Board or Committee meetings and are eligible for awards under the Company's 1999 Directors' Stock Option Plan. Each eligible director is entitled to an initial grant of options to purchase 30,000 shares of common stock upon his or her first election to the Company's Board of Directors and subsequent annual grants of options to purchase 10,000 shares of common stock. In addition, eligible directors are entitled to annual grants of options to purchase between 3,000 and 10,000 shares for each committee on which the eligible director serves, depending on the committee and whether the eligible director chairs the committee. Options are exercisable for 10 years after the date of grant. The exercise price for any option under the Directors' Plan is equal to the fair market value of the common stock at the time such option is granted. The option agreements evidencing options granted under the Directors' Plan provide that the options thereunder vest 25% annually over a four-year period. Also, each director who is not an employee of the Company or a designee of the Morgan Stanley Entities is entitled to annual compensation of $15,000 for serving on the Board of Directors and annual compensation of between $3,000 and $10,000 for each committee on which such director serves, depending on the committee and whether the director chairs the committee.

         During the year ended December 31, 2003, each of Messrs. Ehrenkranz, Hernandez and Hoffen received anniversary option grants to purchase 10,000 shares of common stock, and Messrs. Abramson and Massaro received initial option grants to purchase 30,000 shares of common stock upon their election to the Board of Directors of the Company. During the year ended

December 31, 2003, each of Messrs. Ehrenkranz, Hernandez, Hoffen, Massaro and Postma received option grants to purchase 18,000, 138,000, 11,000, 13,000 and 30,000, shares of common stock, respectively, in connection with services provided on Board committees. With respect to the year ended December 31, 2003, Messrs. Hernandez, Massaro and Postma received $25,375, $19,125 and $20,000, respectively, as director compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder require the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish to the Company copies of all such filings. The Company has determined, based solely upon a review of those reports and amendments thereto furnished to the Company during and with respect to the year ended December 31, 2003 and written representations from certain reporting persons, that all filing requirements were timely satisfied by the Company's officers and directors.

AUDIT COMMITTEE INDEPENDENCE; FINANCIAL EXPERT

         As defined in Rules 4200(a)(15) and 4350(d)(2)(i), (ii) and (iii) of the National Association of Securities Dealers' listing standards, each of the Audit Committee members qualifies as an independent director. The Board of Directors has determined that Messrs. Massaro and Duda are serving as audit committee financial experts.

CODE OF ETHICS

         The Company has adopted a code of ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Such code of ethics is posted on the Company's website at www.choiceonecom.com.

COMMUNICATIONS WITH DIRECTORS

         A stockholder who wishes to communicate with the Board of Directors, a committee of the Board of Directors or an individual director, should send the communication to Choice One Communications, Inc., 100 Chestnut Street, Suite 600, Rochester, New York 14604, Attn: Corporate Secretary. The Board of Directors has directed the Corporate Secretary to forward each communication from a stockholder to the director or directors indicated in the communication.

 PROPOSAL 2 - APPROVAL OF AMENDMENT TO THE 1999 DIRECTORS' STOCK INCENTIVE PLAN

PROPOSED AMENDMENT

         The Company's Board of Directors has approved, subject to the approval of the Company's stockholders, an amendment to the Company's 1999 Directors' Stock Incentive Plan (the "Plan") to increase the aggregate number of shares of Common Stock available for issuance pursuant to options granted under the Plan from 531,896 shares to 900,000 shares. This increase in the number of shares available for issuance under the Plan is necessary to permit the Company to continue its director compensation program as described above.

SUMMARY OF THE PLAN

         The purpose of the Plan is to enable the Company to attract and retain outside directors and provide them with an incentive to maintain and enhance the Company's long-term performance. The Plan provides for the granting of non-qualified stock options ("Options") to members of the Company's Board of Directors who are not employees of the Company or to the entities that designated such members to be elected to the Board of Directors. Four non-employee directors are currently eligible to receive Options. In addition, certain entities eligible to designate persons to be elected as directors are eligible to be granted Options; however, no Options have been granted to such entities. The following table sets forth the number of Options that will be granted under the Plan during the year ended December 31, 2004 based on the current director compensation arrangements:

                                NEW PLAN BENEFITS

                                                                  Number of
                      Name and Position                            Options
                      -----------------                           ---------
Current Directors who are not executive officers (as a group)        94,500

No Options will be granted under the Plan to any of the persons named in the Summary Compensation Table below, any other executive officer of the Company, any associate of any director, executive officer or nominee, or any other employee or officer of the Company.

         The Plan is administered by the Company's Board of Directors. Options granted under the Plan have an exercise price equal to the fair market value of the Company's Common Stock as of the date the Option is granted. Options have a term of ten years and are not transferable other than by will or the laws of descent and distribution. Options vest in accordance with the vesting schedule set forth in the option agreement evidencing the grant of the Options.

         The total number of shares of Common Stock that may be issued pursuant to Options granted under the Plan prior to the proposed amendment is 531,896 shares. Of these available shares, Options to purchase 490,000 shares of Common Stock are currently outstanding under the Plan, leaving only 41,896 shares currently available for the granting of Options under the Plan. All of the outstanding Options are held by directors or former directors who are not and were not employees of the Company.

         The recipients of Options under the Plan will not realize income upon the grant of the applicable Option. The recipients will realize ordinary income at the time of exercise of the Option in the amount of the difference between the exercise price and the fair market value of the Common Stock on the date of exercise multiplied by the number of shares with respect to which the Option is exercised. The Company is entitled to a deduction equal to the amount of such income at the time such income is realized by the recipient.

REQUIRED VOTE

         The approval of the amendment to the Plan requires that a majority of the votes cast by holders of the Company's Common Stock entitled to vote at the Annual Meeting be cast in favor of such approval. Abstentions and broker non-votes, if any, will be counted as present for purposes of determining whether a quorum is present but will not be treated as votes cast on this matter at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN.

       PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP ("Deloitte"), independent accountants, to audit and report on the financial statements of the Company for the year ending December 31, 2004. By this proposal, the Board of Directors is seeking the ratification of such appointment by the stockholders of the Company. It is expected that a representative of Deloitte will be present at the Annual Meeting to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

CHANGE IN INDEPENDENT ACCOUNTANTS

         On October 15, 2003, the Audit Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent accountants and engaged Deloitte to serve in that capacity effective October 15, 2003.

         PwC's report on the Company's consolidated financial statements for the fiscal year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles except that PwC's report contained an explanatory paragraph for an uncertainty regarding the Company's ability to continue as a going concern. PwC did not render a report on the Company's consolidated financial statements for the fiscal year ended December 31, 2001 because the firm of Arthur Andersen LLP ("Andersen") was then engaged as the Company's independent accountants.

         During the fiscal year ended December 31, 2002 and through October 15, 2003, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with their report on the Company's financial statements. In addition, during the fiscal year ended December 31, 2002 and through October 15, 2003, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

         During the fiscal years ended December 31, 2002 and 2001, and through the date of Deloitte's appointment, the Company did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on the Company's financial statements, any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of the SEC's Regulation S-K, or a reportable event as that term is defined in Items 304(a)(1)(v) of the SEC's Regulation S-K.

         On July 8, 2002, the Company's Audit Committee dismissed Andersen as its independent auditor and engaged PwC to serve in that capacity effective July 8, 2002.

         Andersen's reports on the Company's financial statements for each of the fiscal years December 31, 2001 and 2000, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2001 and 2000, and through the date of Andersen's dismissal, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter of the disagreement in connection with their report on the Company's financial statements; and no reportable events, as described in Item 304(a)(1)(v) of the SEC's Regulation S-K, occurred.

         During the fiscal years ended December 31, 2001 and 2000, and through the date of PwC's appointment, the Company did not consult PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of the SEC's Regulation S-K.

INDEPENDENT ACCOUNTANT COMPENSATION

         AUDIT FEES

         The following table sets forth the aggregate fees for professional services rendered by our independent accountants for each of the years ended December 31, 2003 and 2002 in connection with the audit of the Company's annual financial statements for such years, the review of the financial statements included in the Company's quarterly reports during such years, and services that are normally provided by the Company's independent accountants in connection with statutory and regulatory filings or engagements for such years:

                             2003          2002
                           --------      --------
Deloitte...............    $236,650            --
PwC....................      77,600      $297,077
Andersen...............          --        15,674

         AUDIT RELATED FEES

         The following table sets forth the aggregate fees billed by our independent accountants in each of the years ended December 31, 2003 and 2002 in connection with assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements that were not included in "audit fees" above:

                                  2003       2002
                                -------    -------
Deloitte....................         --         --
PwC.........................    $25,846         --
Andersen....................         --    $23,060

         TAX FEES

         The Company was not billed by Deloitte, PwC or Andersen during the year ended December 31, 2003 for professional services rendered by Deloitte, PwC or Andersen for tax compliance, tax advice or tax planning. During the year ended December 31, 2002, the Company was billed $52,000 and $5,600, respectively, for tax compliance, tax advice or tax planning services rendered by Andersen and PwC.

         ALL OTHER FEES

         The Company was not billed by Deloitte, PwC or Andersen during the years ended December 31, 2003 or 2002 for professional services rendered by Deloitte, PwC or Andersen that were not included in "audit fees" or "audit related fees" above.

REQUIRED VOTE

         The ratification of the appointment of Deloitte requires that a majority of the votes cast by holders of the Company's Common Stock entitled to vote at the Annual Meeting be cast in favor of such ratification. Abstentions and broker non-votes, if any, will be counted as present for purposes of determining whether a quorum is present but will not be treated as votes cast on this matter at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding the beneficial ownership of outstanding common stock as of April 1, 2004 by: (i) each of the Company's directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each owner of more than 5% of any class of the Company's equity securities, referred to as the 5% owners. Except as set forth in the footnotes below, the business address of each director and executive officer listed below is c/o Choice One Communications Inc., 100 Chestnut Street, Suite 600, Rochester, New York 14604.

                                                                               SHARES OF
                                                   SHARES OF             SERIES A PREFERRED
                                                  COMMON STOCK           STOCK BENEFICIALLY
                                               BENEFICIALLY OWNED             OWNED (2)
                                            -----------------------    -----------------------
       NAME OF BENEFICIAL OWNER (1)           NUMBER      PERCENT        NUMBER      PERCENT
-----------------------------------------   ----------   ----------    ----------   ----------
DIRECTORS AND EXECUTIVE OFFICERS
Steve M. Dubnik (3)                          2,399,899          5.4%            -            *
Kevin S. Dickens (4)                         1,158,175          2.6             -            *
Ajay Sabherwal (5)                             532,175          1.2             -            *
Mae H. Squier-Dow (6)                        1,123,175          2.5             -            *
Philip H. Yawman (7)                           680,428          1.5             -            *
Leigh Abramson(8)                           19,166,389         36.7       251,588          100%
Emil D. Duda                                       -              *             -            *
Howard I. Hoffen (9)                        19,165,139         36.7       251,588          100
Louis L. Massaro (10)                            7,500            *             -            *
All directors and executive officers as a
    group (11 persons) (11)                 25,177,896         47.8       251,588          100

5% OWNERS
Morgan Stanley Entities (12)                19,158,889         36.7       251,588          100
Ronald VanderPol (13)                        6,167,819         14.0             -            *
Steve M. Dubnik (3)                          2,399,899          5.4             -            *

------------------

*    Denotes less than one percent.

(1) The persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in the notes to the table and to community property laws, where applicable.

(2) Consists of 251,588 shares of Series A Senior Cumulative Preferred Stock which are owned by Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P.

(3) Includes 708,485 shares of common stock held by the Dubnik Family Limited Partnership, of which Mr. Dubnik is sole general partner. Mr. Dubnik disclaims any beneficial ownership of these shares of common stock. Includes 56,844 shares of common stock issuable upon the exercise of options held by Mr. Dubnik.

(4) Includes 354,242 shares of common stock held by the Dickens Family Limited Partnership, of which Mr. Dickens is sole general partner. Mr. Dickens disclaims any beneficial ownership of these shares of common stock. Includes 40,551 shares of common stock issuable upon the exercise of options held by Mr. Dickens.

(5) Includes 79,621 shares of common stock issuable upon the exercise of options held by Mr. Sabherwal.

(6) Includes 40,551 shares of common stock issuable upon the exercise of options held by Ms. Squier-Dow.

(7) Includes 236,162 shares of common stock held by P.H.Y. Associates, L.P. of which Mr. Yawman is the sole stockholder of the sole general partner. Mr. Yawman disclaims any beneficial ownership of these shares of common stock. Includes 40,551 shares of common stock issuable upon the exercise of options held by Mr. Yawman.

(8) Mr. Abramson is a Managing Director of Morgan Stanley & Co. Incorporated and a managing director of MSCP III, Inc. and MSDWCP IV, Inc., the managing members of the general partners of each of the Morgan Stanley Entities. Includes 11,043,826 shares of common stock, 251,588 shares of Series A Senior Cumulative Preferred Stock and warrants to purchase 8,115,063 shares of common stock, all of which are held by the Morgan Stanley Entities. Also includes 7,500 shares of common stock issuable upon the exercise of options held by Mr. Abramson. Mr. Abramson disclaims beneficial ownership of the shares held by the Morgan Stanley Entities and his options. Mr. Abramson's business address is c/o Morgan Stanley Capital Partners, 1585 Broadway, New York, New York 10036.

(9) Mr. Hoffen is a Managing Director of Morgan Stanley & Co. Incorporated and a director of MSCP III, Inc. and MSDWCP IV, Inc., the managing members of the general partners of each of the Morgan Stanley Entities. Includes 11,043,826 shares of common stock, 251,588 shares of Series A Senior Cumulative Preferred Stock and warrants to purchase 8,115,063 shares of common stock, all of which are held by the Morgan Stanley Entities. Also includes 6,250 shares of common stock issuable upon the exercise of options held by Mr. Hoffen. Mr. Hoffen disclaims beneficial ownership of the shares held by the Morgan Stanley Entities and his options. Mr. Hoffen's business address is c/o Morgan Stanley Capital Partners, 1585 Broadway, New York, New York 10036.

(10) Includes 7,500 shares of common stock issuable upon the exercise of options held by Mr. Massaro.

(11) Includes 21,250 shares of common stock issuable upon the exercise of options held by certain directors. Messrs. Abramson and Hoffen disclaim beneficial ownership of 13,750 of these options.

(12) Includes 11,043,826 shares of common stock, 251,588 shares of Series A Senior Cumulative Preferred Stock and warrants to purchase 8,115,063 shares of common stock all of which are held by Morgan Stanley Entities. The address of the Morgan Stanley Entities is c/o Morgan Stanley Capital Partners, 1585 Broadway, New York, New York 10036.

(13) Mr. VanderPol's business address is RVP Development Corporation, 20 Monroe Ave, N.W., Suite 450, Grand Rapids, Michigan 49503.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid during the years ended December 31, 2003, 2002 and 2001 to the chief executive officer of Choice One and the other four most highly paid executive officers of Choice One whose annual salary and bonus, on a prorated basis, exceeded $100,000 for all services rendered to Choice One during such period.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                               ANNUAL COMPENSATION(1)            COMPENSATION
                                             --------------------------     ----------------------
                                                                            RESTRICTED  SECURITIES     ALL OTHER
                                                                               STOCK    UNDERLYING   COMPENSATION
                                             YEAR   SALARY($)  BONUS($)     AWARDS($)     OPTIONS       ($)(2)
                                             ----   ---------  --------     ----------  ----------   ------------
Steve M. Dubnik                              2003   $ 234,092   $21,818         --       212,300(4)     $4,094
       Chairman, President and Chief         2002     218,400        --         --        75,000         5,580
       Executive Officer                     2001     213,328     6,899         --        42,000         4,655

Kevin S. Dickens                             2003     199,631    19,221         --       186,450(4)      3,908
       Chief Operating Officer               2002     192,400        --         --        50,000         5,345
                                             2001     187,931     6,077         --        33,000         5,444

Ajay Sabherwal                               2003     196,100    56,488(3)      --       215,725(4)      3,855
       Executive Vice President, Finance     2002     192,400    37,267         --        50,000         5,364
       and Chief Financial Officer           2001     187,931    43,344         --       116,500         2,144

Mae H. Squier-Dow                            2003     196,100    19,221         --       161,450(4)      3,503
       Chief Client Officer                  2002     192,400        --         --        50,000         4,917
                                             2001     187,931     6,077         --        33,000         4,550

Philip H. Yawman                             2003     196,100    19,221         --       161,450(4)      3,855
       Executive Vice President, Corporate   2002     192,400        --         --        50,000         5,588
       Development                           2001     187,931     6,077         --        33,000         5,444


----------

(1) Except as noted, none of the named executive officers received personal benefits in excess of the lesser of $50,000 or 10% of such individual's reported salary and bonus for 2003, 2002 or 2001.

(2) Reflects Choice One's matching contributions made under its 401(k) plan on behalf of such executive officer.

(3) At the time Mr. Sabherwal joined the Company, the Company made a loan to him in the amount of $186,000 to be repaid in five annual installments. In addition, the Company entered into an agreement with Mr. Sabherwal to pay him a bonus each year, subject to his continued employment, in the amount due under the loan. The amount reflected in the table includes $37,267 that represents the payment made under the terms of these agreements. The payment was used by Mr. Sabherwal to make the payment due under the loan.

(4) Includes replacement options granted on January 21, 2003 to Messrs. Dubnik, Dickens, Sabherwal and Yawman and Ms. Squier-Dow to purchase 87,300, 61,450, 115,725, 61,450 and 61,450 shares, respectively, in exchange for options tendered in connection with the stock option exchange program described below.

OPTION GRANTS

The following table sets forth certain information, as of December 31, 2003, concerning individual grants of stock options made during the fiscal year ended December 31, 2003 to each of the persons named in the Summary Compensation Table above.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                    NUMBER OF        PERCENT OF                               ANNUAL RATES OF STOCK
                   SECURITIES      TOTAL OPTIONS                               PRICE APPRECIATION
                   UNDERLYING        GRANTED TO    EXERCISE OR                 FOR OPTION TERM (1)
                     OPTIONS        EMPLOYEES IN    BASE PRICE   EXPIRATION   ---------------------
      NAME         GRANTED (#)     ISCAL YEAR (1)     ($/SH)        DATE       5%($)         10%($)
-----------------  -----------     --------------  -----------   ----------   -------       -------
Steve M. Dubnik        125,000(3)       2.31%         $0.29        10/2/13    $28,850       $77,518
                         5,250(4)       0.10           0.26        8/1/10       1,086         2,919
                         8,400(4)       0.16           0.26        2/1/11       1,738         4,670
                        13,650(4)       0.25           0.26        7/17/11      2,824         7,589
                        60,000(4)       1.11           0.26        1/1/12      12,415        33,359

Kevin S. Dickens       125,000(3)       2.31           0.29        10/2/13     28,850        77,518
                         4,125(4)       0.08           0.26        8/1/10         854         2,293
                         6,600(4)       0.12           0.26        2/1/11       1,366         3,670
                        10,725(4)       0.20           0.26        7/17/11      2,219         5,963
                        40,000(4)       0.74           0.26        1/1/12       8,277        22,240

Ajay Sabherwal         100,000(3)       1.85           0.29        10/2/13     23,080        62,014
                         4,125(4)       0.08           0.26        8/1/10         854         2,293
                         6,600(4)       0.12           0.26        2/1/11       1,366         3,670
                        65,000(4)       1.20           0.26        7/17/11     13,450        36,139
                        40,000(4)       0.74           0.26        1/1/12       8,277        22,240

Mae H. Squier-Dow      100,000(3)       1.85           0.29        10/2/13     23,080        62,014
                         4,125(4)       0.08           0.26        8/1/10         854         2,293
                         6,600(4)       0.12           0.26        2/1/11       1,366         3,670
                        10,725(4)       0.20           0.26        7/17/11      2,219         5,963
                        40,000(4)       0.74           0.26        1/1/12       8,277        22,240

Philip H. Yawman       100,000(3)       1.85           0.29        10/2/13     23,080        62,014
                         4,125(4)       0.08           0.26        8/1/10         854         2,293
                         6,600(4)       0.12           0.26        2/1/11       1,366         3,670
                        10,725(4)       0.20           0.26        7/17/11      2,219         5,963
                        40,000(4)       0.74           0.26        1/1/12       8,277        22,240

----------

(1) Based upon total grants of options in respect of 5,399,971 shares of common stock made to employees during the year ended December 31, 2003. Of these grants, options to purchase 2,582,986 shares of common stock were granted in connection with the stock option exchange program described below. The aggregate percentage of total options granted during the year ended December 31, 2003 to each of Messrs. Dubnik, Dickens, Sabherwal and Yawman and Ms. Squier-Dow was 3.93%, 3.45%, 3.99%, 2.99% and 2.99%, respectively.

(2) The potential realizable value illustrates the value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's common stock over the term of the options. This hypothetical value is based entirely on assumed annual growth rates of 5% and 10% in the Company's common stock price from the exercise price, over the term of the options granted in the year 2003. The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future performance and prospects. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over various periods.

(3) These options were granted under the Company's 1998 Employee Stock Option Plan, as amended, and vest over a three-year period. Subject to the continued employment of the executive officer by the Company on each of the applicable vesting dates, 20% of the options will vest on the first anniversary and the remaining 80% will vest on a monthly basis over the 24 months following that first anniversary.

(4) Represents replacement options granted in exchange for tendered options in connection with the stock option exchange program described below. These options are fully vested if the tendered options for which they were exchanged were fully vested on January 21, 2003; otherwise, the vesting schedule for these options is the vesting schedule of the tendered options for which they were exchanged, extended by one year.

STOCK OPTION EXCHANGE PROGRAM

         On November 21, 2002, the Board of Directors approved a voluntary stock option exchange program for eligible employee option holders. The eligible options were those options granted on or before January 2, 2002 to those holders who were eligible for the exchange program, except for the performance-based options issued on January 1, 2002. To participate in the exchange program, employees must have been continually employed by Choice One throughout the tender offer period and until the grant of new options. Upon expiration of the tender offer period, each participating optionholder received new options in exchange for the tendered options. The election period began on December 19, 2002 and expired on January 21, 2003.

         The number of new options issued varied depending on the exercise price of the options tendered according to the following exchange ratios:

                                           Number of new options
                                     granted as a percentage of shares
For options with exercise prices:       covered by tendered options
---------------------------------    ---------------------------------
       $4.00 and under                             80%
       $4.01 to $8.00                              65%
       $8.01 to $20.00                             40%
       Over $20.00                                 25%

         The exercise price of the new options was determined by the Company's closing stock price at the time the new options were granted on January 21, 2003. All tendered options that were fully vested on January 21, 2003 were replaced with new options that are also fully vested. For tendered options that had not yet vested, the vesting schedule for replacement options was extended by one year. The expiration date of the replacement options was the same as the original expiration date of the tendered options.

         The number of outstanding options properly tendered for exchange by eligible employees was 4,119,524, or approximately 92% of the options eligible for exchange. On January 21, 2003, the Company granted to those eligible employees new options to purchase 2,582,986 shares of common stock with an exercise price of $0.26 per share. The following table sets forth a summary of the options tendered for exchange by the persons named in the Summary Compensation Table above:

                          10-YEAR OPTION/SAR REPRICINGS

                                                                                          Length of
                              Number of                                                   Original
                             Securities   Market Price                                   Option Term
                             Underlying    of Stock at  Exercise Price                  Remaining at
                            Options/SARs     Time of      at Time of                       Date of
                             Repriced or  Repricing or   Repricing or   New Exercise    Repricing or
      Name           Date    Amended(1)     Amendment      Amendment       Price          Amendment
-----------------  -------  ------------  ------------  --------------  ------------   ---------------
Steve M. Dubnik    1/21/03      5,250        $0.26          $28.25          $0.26      7 yrs., 6 mos.
                   1/21/03      8,400         0.26           15.50           0.26      8 yrs., 0 mos.
                   1/21/03     13,650         0.26            6.19           0.26      8 yrs., 6 mos.
                   1/21/03     60,000         0.26            3.50           0.26      8 yrs., 11 mos.

Kevin S. Dickens   1/21/03      4,125         0.26           28.25           0.26      7 yrs., 6 mos.
                   1/21/03      6,600         0.26           15.50           0.26      8 yrs., 0 mos.
                   1/21/03     10,725         0.26            6.19           0.26      8 yrs., 6 mos.
                   1/21/03     40,000         0.26            3.50           0.26      8 yrs., 11 mos.

Ajay Sabherwal     1/21/03      4,125         0.26           28.25           0.26      7 yrs., 6 mos.
                   1/21/03      6,600         0.26           15.50           0.26      8 yrs., 0 mos.
                   1/21/03     65,000         0.26            6.19           0.26      8 yrs., 6 mos.
                   1/21/03     40,000         0.26            3.50           0.26      8 yrs., 11 mos.

Mae H. Squier-Dow  1/21/03      4,125         0.26           28.25           0.26      7 yrs., 6 mos.
                   1/21/03      6,600         0.26           15.50           0.26      8 yrs., 0 mos.
                   1/21/03     10,725         0.26            6.19           0.26      8 yrs., 6 mos.
                   1/21/03     40,000         0.26            3.50           0.26      8 yrs., 11 mos.

Philip H. Yawman   1/21/03      4,125         0.26           28.25           0.26      7 yrs., 6 mos.
                   1/21/03      6,600         0.26           15.50           0.26      8 yrs., 0 mos.
                   1/21/03     10,725         0.26            6.19           0.26      8 yrs., 6 mos.
                   1/21/03     40,000         0.26            3.50           0.26      8 yrs., 11 mos.

------------------

(1) Represents number of shares covered by replacement options granted. This number represents only a percentage of the number of shares covered by the tendered options as described above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The Company maintains two equity compensation plans for the benefit of its employees, officers and directors. The following schedule details information concerning those plans as of December 31, 2003:

                         Number of securities to be     Weighted-average       Number of securities remaining
                        issued upon exercise of all    exercise price of    available for future issuance under
    Plan Category           outstanding options       outstanding options       equity compensation plans(1)
---------------------   ---------------------------   -------------------   -----------------------------------
Equity compensation
plans approved by
security holders                 5,939,480                   $1.50                          4,592,416
Equity compensation
plans not approved by
security holders                         -                       -                                  -
                                 ---------                   -----                          ---------
Total                            5,939,480                   $1.50                          4,592,416
                                 =========                   =====                          =========

----------------

(1) Does not include the additional shares with respect to which Options may be issued under the Company's 1999 Directors' Stock Option Plan if the proposed amendment described in Proposal No. 2 above is approved.

AGGREGATE YEAR-END OPTION VALUES

         The following table provides information concerning the number of unexercised options held by each of the individuals named in the Summary Compensation Table as of December 31, 2003. Also reported are the values for "in the money" options, which represent the positive spread between the exercise price and the fair market value of the Company's common stock as of December 31, 2003.

      AGGREGATED OPTION EXERCISES IN 2003 AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                       SHARES                     UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                      ACQUIRED                     DECEMBER 31, 2003 (#)       DECEMBER 31, 2003 ($)(1)
                         ON         VALUE    -------------------------------  --------------------------
       NAME        EXERCISE(#)  REALIZED($)  EXERCISABLE       UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------  -----------  -----------  -----------       -------------  -----------  -------------
Steve M. Dubnik         --           --         47,764            164,536        21,971       71,937
Kevin S. Dickens        --           --         34,206            152,244        15,735       66,282
Ajay Sabherwal          --           --         67,851            147,874        31,211       65,022
Mae H. Squier-Dow       --           --         34,206            127,244        15,735       55,532
Philip H. Yawman        --           --         34,206            127,244        15,735       55,532

----------
(1) Based upon a closing price of $0.72 on December 31, 2003, as reported on the OTC Bulletin Board.

EMPLOYMENT AGREEMENTS

     Steve M. Dubnik Executive Agreement

         In July 1998, in connection with Steve M. Dubnik's purchase of Class B Units of Choice One Communications L.L.C., the Company entered into an executive purchase agreement with Choice One Communications L.L.C. and Mr. Dubnik.

         Vesting. Pursuant to Mr. Dubnik's executive purchase agreement, the Company common stock distributed to Mr. Dubnik by Choice One Communications L.L.C. was subject to periodic vesting. These shares were fully vested on July 8, 2001.

         Restrictions on Transfer, Holdback and "Drag Along" Agreement. Pursuant to Mr. Dubnik's executive purchase agreement, common stock distributed to Mr. Dubnik by Choice One Communications L.L.C. is subject to various restrictions on transferability, holdback periods in the event of a public offering of the Company's securities and provisions requiring Mr. Dubnik to approve and, if requested by the Company, sell his shares in any sale of the Company that is approved by the Board.

         Terms of Employment. The Company may terminate Mr. Dubnik's employment at any time and for any reason. Mr. Dubnik is not entitled to receive any severance payments upon any such termination, other than payments in consideration of the noncompetition and nonsolicitation agreements discussed below.

         Noncompetition and Nonsolicitation Agreements. Mr. Dubnik's executive purchase agreement provides that, during the noncompete period defined below, Mr. Dubnik may not solicit or attempt to induce any of the Company's employees, officers or consultants, or any employees, officers or consultants of the Company's subsidiaries, to leave their employment with the Company or its subsidiaries. Mr. Dubnik may not attempt to induce any of the Company's clients, suppliers, licensees or other business relations to cease doing business with the Company, nor in any other way interfere with the Company's relationships with its employees, clients, suppliers, licensees and other business relations. In addition, during the noncompete period, Mr. Dubnik may not participate in any business engaged in the provision of telecommunications services in any of the covered states. As used in Mr. Dubnik's executive purchase agreement, the noncompete period means the period commencing on July 8, 1998 and continuing until the second anniversary of the date of termination of Mr. Dubnik's employment. However, the noncompete period shall end if at any time the Company ceases to pay Mr. Dubnik his base salary and medical benefits in existence at the time of termination reduced by any salary or benefits Mr. Dubnik receives as a result of other employment. The Company's obligation to pay Mr. Dubnik his salary and benefits terminates if Mr. Dubnik commits a vesting breach as described in the executive purchase agreement, but the noncompete period will continue until its expiration under such circumstances. As used in Mr. Dubnik's executive purchase agreement, covered states means: Connecticut, Delaware, Illinois, Indiana, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and Vermont; any market for which, as of the date of termination of employment, the Company has a business plan which has been approved by the Board of Directors; and any state in which the Company has taken substantial steps in preparing a business plan, to be approved by the Board of Directors within a limited period of time, to conduct business.

     Kevin S. Dickens Executive Agreement

         In July 1998, in connection with his purchase of Class B Units of Choice One Communications L.L.C., the Company entered into an executive purchase agreement with Mr. Dickens, which is substantially similar to Mr. Dubnik's executive purchase agreement except for the differences in key provisions described in this paragraph. If the Company terminates Mr. Dickens' employment for good cause, the Company has agreed to pay him 50% of his base salary as consideration for his agreement not to compete.

     Other Executive Agreements

         In July 1998, in connection with their purchase of Class B Units of Choice One Communications L.L.C., Ms. Squier-Dow and Mr. Yawman entered into executive purchase agreements containing terms substantially similar to those contained in Mr. Dickens' executive agreement. In August 1999, in connection with his purchase of Class B Units of Choice One Communications L.L.C., Mr. Sabherwal entered into an executive purchase agreement containing terms substantially similar to those contained in Mr. Dickens' executive agreement, except that common stock distributed to Mr. Sabherwal did not become fully vested until August 19, 2002.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee currently is composed of Messrs. Hoffen and Massaro, each a non-employee director of the Company. The Compensation Committee is responsible, subject to the approval of the Board of Directors, for establishing the Company's compensation program.

COMPENSATION PHILOSOPHY

         The Company's compensation program is designed to motivate and reward the Choice One executive officers and its employees for attaining financial, operational and strategic objectives while reinforcing the Company's culture that contributes to the overall goal of enhancing shareholder value. The compensation program generally provides incentives to achieve short and long term objectives. The major components of compensation for executive officers are base salary, annual bonus incentives, and stock option grants. Each component of the total executive officer compensation package emphasizes a different aspect of Choice One's compensation philosophy. These elements generally are blended in order to provide compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives, reinforce the Company's values and culture, and align the interests of the executive officers and employees with those of Choice One shareholders.

COMPONENTS OF EXECUTIVE COMPENSATION

         Base Salary. Base salaries for Choice One's executive officers are determined by evaluating the responsibilities required for the position held, individual experience and breadth of knowledge, and by reference to the competitive marketplace for management talent.

         In May 2003, Choice One retained a compensation-consulting firm to conduct a survey of executive compensation provided in the telecommunications industry to permit the Compensation Committee to evaluate the competitive marketplace. The study was used as a reference standard for establishing levels of base salary, bonus and stock options. At the time, prospective executive compensation was compared to the market median levels reflected in the survey. Based on this comparison, general market conditions and the state of the telecommunications industry, the Compensation Committee determined that the compensation of the named executive officers should be increased during 2003.

         Bonuses. All full-time employees of the Company, including executive officers, are eligible to receive bonuses from Choice One subject to achievement of specified Company objectives. During 2003, Messrs. Dubnik, Dickens, Yawman, Sabherwal, and Ms. Squier-Dow received partial performance bonuses as set forth in the compensation table.

         Stock Awards. To promote long-term objectives, all directors, officers and employees of Choice One are eligible for grants of stock options. The stock awards are made to officers and employees pursuant to the Company's 1998 Employee Stock Option Plan, as amended, in the form of incentive stock options, and to directors pursuant to the 1999 Directors Stock Incentive Plan, as amended, in the form of non-qualified stock options.

         Stock options represent rights to purchase shares of Choice One common stock in varying amounts pursuant to a vesting schedule determined by the Compensation Committee at a price per share specified in the option grant (which may not be less than the fair market value on the date of the grant). Stock options expire at the conclusion of a fixed term (generally 10 years).

         Since the stock options may grow in value over time, these components of the compensation plan are designed to reward performance over a sustained period and to enhance shareholder value through the achievement of corporate objectives. It is intended that these awards will strengthen the focus of the Company's directors, officers and employees on managing Choice One from the perspective of a person with an equity stake in Choice One. The number of options granted to a particular employee is based on the position, level, competitive market data and annual performance assessment of each employee.

         Because the market value of the Common Stock had fallen substantially below the exercise price of most outstanding options, the value of such stock options as a means of motivating and retaining employees had been significantly diminished by the fourth quarter of 2002. On November 21, 2002, the Compensation Committee recommended, and the Board of Directors approved, a voluntary stock option exchange program designed to restore the value of the existing stock options as a means of motivating and retaining employees in order to achieve the Company's objectives. As described in more detail elsewhere in this proxy statement, under the program employees were entitled to tender to the Company certain options granted on or before January 2, 2002 during the period between December 19, 2002 and January 21, 2003. On January 21, 2003, each participating optionholder received a reduced number of replacement options having an exercise price equal to the market price of the Common Stock on January 21, 2003 in exchange for the tendered options.

         In the stock option exchange program, Messrs. Dubnik, Dickens, Sabherwal and Yawman and Ms. Squier-Dow tendered options to purchase 138,000, 99,500, 183,000, 99,500 and 99,500 shares, respectively, and received replacement options to purchase 87,300, 61,450, 115,725, 61,450 and 61,450 shares, respectively. The tendered options had exercise prices ranging from $3.50 to $28.25 per share, and the replacement options have an exercise price of $.26 per share. In addition to replacement options granted in connection with the stock option exchange program, Messrs. Dubnik, Dickens, Yawman and Sabherwal and Ms. Squier-Dow were awarded options during 2003 to purchase an aggregate of 550,000 shares of Common Stock. Excluding replacement options granted under the stock option exchange program, options to purchase a total of 2,816,985 shares of Common Stock were awarded under the Company's 1998 Employee Stock Option Plan, as amended, during the year 2003 to substantially all of the Company's employees. Awards made to directors during 2003 consisted of options with respect to 300,000 shares of common stock under the 1999 Directors' Stock Incentive Plan.

         Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to the chief executive officer and to each of the other four most highly compensated executive officers of the Company. Under these limitations, the Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such officer does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by the shareholders). Based on the Company's current compensation plans and policies and proposed regulations interpreting the Internal Revenue Code, Choice One and the Compensation Committee believe that, for the near future, there is not a significant risk that the Company will lose any significant tax deduction for executive compensation. The Company's compensation plans and policies will be modified to ensure full deductibility of executive compensation if Choice One and the Compensation Committee determine that such an action is in the best interests of Choice One.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Steve Dubnik's base salary rate of $218,400 at the end of 2002 was increased effective in August 2003 to a rate of $259,200. This amount represented approximately 80% of the market median level paid to chief executive officers of comparable companies according to and at the time of the survey conducted in 2003 by the compensation consultant. As such, Mr. Dubnik's compensation remains lower than that of many of his peers. The Compensation Committee believes that Mr. Dubnik's stock ownership as well as Mr. Dubnik's personal commitment to lead Choice One in the pursuit of its growth strategy, provide Mr. Dubnik with significant incentive to remain with Choice One.

                                 COMPENSATION COMMITTEE
                                 Howard I. Hoffen, Chairman
                                 Louis L. Massaro

                             AUDIT COMMITTEE REPORT

         In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2003:

                  (1) The Audit Committee of the Board of Directors reviewed and discussed the audited financial statements of the Company with the Company's management.

                  (2) The Audit Committee discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended.

                  (3) The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP the independence of that firm as the Company's independent auditors.

                  (4) Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

                                              AUDIT COMMITTEE

                                              Louis L. Massaro, Chairman
                                              Emil D. Duda

                             STOCK PRICE PERFORMANCE

         Set forth below is a line graph comparing the cumulative total stockholder return on the Company's common stock assuming the investment of $100, based upon the market price of the Company's common stock as reported by The Nasdaq Stock Market until December 9, 2002 and by the OTC Bulletin Board since December 10, 2002, with the cumulative total return of companies in the Nasdaq Composite Index and the Nasdaq Telecommunications Index for the period from February 16, 2000 through December 31, 2003. Prior to February 16, 2000, the Company's common stock was not publicly traded. The Company's stock price performance shown in this graph may not be indicative of future stock price performance.

                        [STOCK PRICE PERFORMANCE GRAPH]

INDEXED RETURNS

                        2/17/2000  3/31/2000  6/30/2000  9/29/2000  12/29/2000  3/31/2001  6/29/2001  9/28/2001  12/31/2001
                        ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------  ----------
Choice One               100.00     120.08     138.05       41.23      31.50      20.93      22.80       5.51       11.84
NASDAQ Composite Index   100.00     100.53      87.19       80.74      54.31      40.45      47.51      32.95       42.88
NASDAQ Telecom Index     100.00      99.59      78.68       65.96      41.88      29.65      28.16      18.35       21.38

                        3/31/2002  6/30/2002  9/30/2002  12/31/2002  3/31/2003  6/30/2003  9/30/2003  12/31/2003
                        ---------  ---------  ---------  ----------  ---------  ---------  ---------  ----------
Choice One                 5.51       3.01       1.25       0.54        1.15       1.08       0.91       2.44
NASDAQ Composite Index    40.57      32.17      25.77      29.36       29.48      35.67      39.28      44.04
NASDAQ Telecom Index      15.70       9.36       7.99       9.83       10.70      13.25      14.11      16.86

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTION AND PURCHASE AGREEMENTS

         Certain institutional investors and members of management are parties to a Transaction Agreement dated July 1998, as amended, and related agreements, pursuant to which they purchased interests which eventually became common stock of Choice One for aggregate consideration of approximately $62.1 million. These institutional investors are:

         - Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., and MSCP III 892 Investors, L.P., collectively referred to as Morgan Stanley Capital Partners III, invested approximately $41.7 million or 67.2%;

         -        The Fleet Entities invested $10.0 million or 16.1%; and

         -        Waller-Sutton Media Partners, L.P. invested $5.0 million or
                  8.0%.

         Provisions of the Transaction Agreement and purchase agreements continue in effect, as amended, including:

         - an agreement among institutional investors and management to vote their shares:

                  (i) for the election to the Board of a specified number of designees of the Morgan Stanley Entities, declining as the Morgan Stanley Entities' ownership declines; one designee of each of the Fleet Entities and Waller-Sutton, ceasing when the designating party's ownership falls below a specified threshold; the Company's chief executive officer; and at least one outside director;

                  (ii) to ensure that an executive committee and pricing committee maintain a certain composition so long as, in the case of a designee of an investor member to such committee, the investor member is entitled to designate at least one director to the board;

                  (iii) for the election to the board of a designee of Ronald VanderPol so long as Mr. VanderPol continues to own at least 4.5 million shares of Common Stock; and

                  (iv) for the election to the board of a designee of FairPoint Carrier Services, Inc., so long as it continues to own at least 2.5 million shares of Common Stock;

         - business plans and budgets will continue to be subject to Board approval pursuant to specified procedures;

         - all institutional investors and members of management will have the right to sell their pro rata portion of their shares if any other member proposes to sell its shares in certain transactions; and

         - all institutional investors and members of management will be required to sell their shares in any sale of the Company approved by the Board.

On January 13, 2004, the Transaction Agreement was amended to terminate the right of the Fleet Entities to designate a person to be elected to the Board of Directors or to sit on the executive committee or pricing committee. On February 6, 2004, Waller-Sutton tendered to the Company an irrevocable waiver of its right to designate a person to be elected to the Board of Directors or to sit on the executive committee or pricing committee. On February 27, 2004, FairPoint ceased to own at least 2.5 million shares of Common Stock and its right to designate a person to be elected to the Board of Directors automatically expired in accordance with its terms. The persons designated by the Fleet Entities, Waller-Sutton and FairPoint to be elected to the Board of Directors or to sit on committees had, in each case, resigned prior to the termination or expiration of these rights.

REGISTRATION RIGHTS AGREEMENTS

         The Company is a party to a registration rights agreement dated as of July 8, 1998, as amended, with institutional investors, preferred stockholders and management requiring the Company to register, subject to specified conditions and limitations, their common stock and Series A Senior Cumulative Preferred Stock of the Company. The shares of common stock issuable pursuant to warrants held by the Preferred Stockholders are also covered by this registration rights agreement. The holders of a majority of the equity held by institutional investors are entitled to demand five registrations on Form S-1 and unlimited registrations on Form S-3. After one registration of this kind has been effected, holders of a majority of the equity held by management may demand one registration on Form S-3. After one registration has been effected, institutional investors holding 20% of the outstanding registrable securities, or two out of the three largest institutional investor holders, can demand four registrations on Form S-1, minus any Form S-1 registration effected at the demand of a majority of institutional investors, and unlimited registrations on Form S-3. The holders of Series A Senior Cumulative Preferred Stock, who also hold warrants, are entitled to two demand registrations. In addition, all parties to the registration rights agreement are entitled to include their shares on primary or secondary registered public offerings of the Company's securities. Subject to limitations, the Company is required to bear all registration expenses, including the cost of no more than one independent legal counsel for all selling holders of registrable shares, and other expenses in connection with these registrations, other than underwriting discounts and commissions, and must provide appropriate indemnification to institutional investors and management.

         In connection with the issuance of the Subordinated Notes, the Company entered into a debt registration rights agreement for the Subordinated Notes, as well as an equity registration rights agreement for the common stock issuable under the warrants. The debt registration rights agreement requires the Company to register, subject to specified terms and conditions, the Subordinated Notes if the holders demand the Subordinated Notes be registered under the Securities Act of 1933 pursuant to a shelf registration statement on Form S-3. Alternatively, the holders may demand the Company to make available a Rule 144A offering of the notes or to piggyback the Subordinated Notes on an existing registered debt offering by the Company. The equity registration rights agreement requires the Company to register, subject to specified terms and conditions, the common stock issuable under the warrants held by the Bridge Lenders or their affiliates, if demanded by at least 40% of such equity holders, for an unlimited number of occasions on Form S-3 and on not more than three occasions on Form S-1. In addition, such equity registration rights include the right for the holders of the warrants to piggyback on an existing equity offering of the Company.

         Pursuant to the terms of a merger agreement dated May 14, 2000 among the Company, the merger subsidiary, and Ronald H. VanderPol, the sole stockholder of US Xchange, Inc., US Xchange, Inc. merged into a wholly owned subsidiary of the Company. According to the terms of the merger agreement, Mr. VanderPol may require the Company to register his common stock, subject to specified conditions and limitations. Mr. VanderPol was granted five demand registration rights which may now be exercised. Mr. VanderPol was also granted unlimited piggyback registration rights with respect to the shares of common stock that he received as part of the stock consideration from the merger with US Xchange, Inc. These piggyback registration rights are exercisable, but are subordinate to the piggyback registration rights granted to the Company's management and institutional advisors described above, and are subject to standard cutback provisions and blackout periods.

         In connection with the issuance of common stock for the purchase of assets from FairPoint the Company entered into an investor rights agreement which, subject to specified conditions and limitations, entitles FairPoint to include its shares on primary or secondary registered public offerings of the Company's common stock and grants FairPoint the right to participate in the issuance by Choice One of its common stock, or securities convertible into its common stock, subject to certain limitations. These rights are in place until FairPoint no longer holds at least 50% of the shares of stock issued to it under the asset purchase agreement or certain other events occur.

INDEBTEDNESS TO MORGAN STANLEY ENTITIES

         On September 13, 2002, the Company entered into, as guarantor for loans made to its subsidiaries (the "Borrowers"), a Third Amended and Restated Credit Agreement (the "Amended Credit Agreement"). Among other things, the Amended Credit Agreement provides for a Term C loan facility in an aggregate principal amount of $44.5 million. The original lenders under the Term C loan facility were Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. (collectively, the "Morgan Stanley IV Entities"), Wachovia Investors, Inc., Morgan Stanley Senior Funding, Inc. and CIBC Inc. (collectively, the "Term C Lenders"). The Morgan Stanley IV Entities made Term C loans to the Borrowers in the aggregate principal amount of $24.0 million.

         Interest on the Term C loan accrues at LIBOR plus 5.75% or at a base rate, as defined in the Amended Credit Agreement, plus 4.75%, at the option of the Borrowers. Interest on the Term C loan that would otherwise be payable from September 13, 2002 through March 31, 2004 will instead accrue monthly and be added to the principal amount of the loan (the "Term C Loan Deferred Interest"). Thereafter, interest accruing on the Term C loan is payable in cash at the end of each month. All Term C Loan Deferred Interest and principal amount of the Term C loan is due at maturity on March 31, 2009. The Term C loan was drawn down in full at closing of the Amended Credit Agreement. As of March 31, 2004, the principal balance of the Term C Loan, together with accrued Term C Loan Deferred Interest, was $49.7 million. Of this amount, $26.8 million was owed to the Morgan Stanley IV Entities.

    Relationships

         The Morgan Stanley IV Entities are stockholders in the Company and are related to Morgan Stanley Capital Partners III, a significant stockholder of the Company. In addition, Messrs. Abramson and Hoffen, members of the Board of Directors of the Company, participate in the management of the general partners of the Morgan Stanley IV Entities. Morgan Stanley Senior Funding, Inc., an affiliate of the Morgan Stanley Entities, is also a lender under Amended Credit Agreement.

LOANS TO AFFILIATES

         In August 1999, the Company loaned $186,000 to Ajay Sabherwal, the Company's Executive Vice President and Chief Financial Officer. This loan bore interest at a rate of 5.96% and as of August 2003 had been fully repaid.

         In August 2001, after careful consideration and due analysis, the Board of Directors determined that it was in the best interests of the Company to provide the following loans to the Company's chief executive officer and top four executives. These loans bear interest at a rate of 5.72% and have a term of three years (subject to acceleration in the event of termination of employment). The loan amounts are as follows:

Steve M. Dubnik, Chairman, President and Chief Executive Officer                 $700,000
Kevin S. Dickens, Chief Operating Officer                                        $440,000
Ajay Sabherwal, Executive Vice President, Finance and Chief Financial Officer    $200,000
Mae H. Squier-Dow, Chief Client Officer                                          $600,000
Philip H. Yawman, Executive Vice President, Corporate Development                $260,000

         Each of the above-referenced loans is secured by a pledge of all of the common stock owned by each of the respective executives.

                              STOCKHOLDER PROPOSALS

         Management does not know of any matters, which are likely to be brought before the Annual Meeting other than those referred to in this Proxy Statement. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters.

         Under the rules of the SEC, stockholder proposals intended to be presented at the next annual meeting (to be held in 2005) must be received by the Company on or before March 21, 2005 in order to be included in the proxy statement and proxy for that meeting. Proposals should be directed to the Office of General Counsel, Choice One Communications Inc., 100 Chestnut Street, Suite 600, Rochester, New York 14604.

                             ADDITIONAL INFORMATION

         The expense of preparing, assembling, printing and mailing the form of proxy and the material used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees to solicit proxies personally and by telephone, telegram, letter, facsimile or other means of communications. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so.

         According to SEC rules, the information presented in this Proxy Statement under the captions "Compensation Committee Report on Executive Compensation", "Audit Committee Report" and "Stock Price Performance" shall not be deemed to be "soliciting material" or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 and nothing contained in any previous filings made by the Company under such acts shall be interpreted as incorporating by reference the information presented under the specified captions.

                                                                      APPENDIX A

                                                                      April 2004

                         CHOICE ONE COMMUNICATIONS INC.

                             AUDIT COMMITTEE CHARTER

         The Audit Committee of Choice One Communications Inc. (the "Company") is appointed by the Board of Directors of the Company to assist in overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

                            COMPOSITION AND AUTHORITY

         The Audit Committee (the "Committee") shall have the following composition and authority:

         1. The Committee shall consist of at least two directors. Each Committee member shall be financially literate and able to read and understand fundamental financial statements.

         2. The Committee shall be chaired by a Committee member appointed by the Company's Board of Directors (the "Board").

         3. At least one member of the Committee shall have accounting or financial management expertise, based on either past employment experience in finance or accounting, professional certification in accounting, or any other comparable experience that results in the member's financial sophistication.

         The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may also meet with the Company's investment bankers or financial analysts who follow the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor and to any advisors employed by the Committee and for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

                           RESPONSIBILITIES AND DUTIES

         The Committee shall make regular reports to the Board and shall have the following responsibilities and duties.

                   DOCUMENTS AND ACCOUNTING INFORMATION REVIEW

         1. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

         2. Review and discuss the annual audited financial statements with management, and with the independent auditor, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

         3. Review any analysis prepared by management or the independent auditor of the Company of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

         4. Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if any, on the Company's financial statements.

         5. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors' reviews of the quarterly financial statements.

         6. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

         7. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

                               INDEPENDENT AUDITOR

         8. Assume direct responsibility for (i) the appointment and termination (subject, if applicable, to stockholder ratification), and (ii) the compensation and oversight of the work of the independent auditor, including resolution of any disagreements between management and the independent auditor regarding financial reporting. The independent auditor shall report directly to the Committee.

         9. Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

         10. Pre-approve the scope of engagement of and fees to be paid to the independent auditor for audit services.

         11. Pre-approve the retention of the independent auditor for any non-audit service and the fee for such service.

         12. Review the auditor's independence, consider whether the provision of any non-audit service is compatible with maintaining the auditor's independence and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

         13. Evaluate together with the Board the performance of the independent auditor and determine whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis. If so determined by the Committee, arrange for the replacement of the independent auditor at the times and in the manner determined by the Committee.

         14. Recommend to the Board guidelines for the Company's hiring of employees of the independent auditor who were engaged on the Company's account.

              FINANCIAL REPORTING PROCESSES AND ACCOUNTING POLICIES

         15. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

         16. Obtain from the independent auditor (i) assurance that subparagraphs (a) and (b) of Section 10A of the Securities Exchange Act of 1934 (the "1934 Act") have not been implicated, and (ii) the reports called for under Section 10A(k) of the 1934 Act.

         17. Obtain reports from management and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements, including disclosures of insider and affiliated party transactions.

         18. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, and amendments to it, relating to the conduct of the audit.

         19. Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

         20. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

                  (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

                  (b) Any changes required in the planned scope of any internal audit.

                             OTHER RESPONSIBILITIES

         21. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

         22. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company' s Code of Ethics for Financial Professionals.

         23. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

         24. Direct and supervise investigations into matters within the scope of the Committee's duties.

         25. Recommend the action to be taken by the Board with respect to any proposal received from any stockholder concerning any of the foregoing matters which the stockholder proposes to present for action by the Company's stockholders.

         26. Carry out such other duties and responsibilities as may be assigned to the Committee by the Board.

         27. Approve all related party transactions as provided in Rule 4350(h) of the Nasdaq Rules.

         28. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

         29. Recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.

         30. Receive the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discuss with the independent auditor the independent auditor's independence.

         While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nothing in this Charter is intended to increase the fiduciary duties of, or to expand applicable standards of liability under statutory or regulatory requirements for, the directors of the Company or members of the Committee or to impose on the members of the Committee any obligation to assure compliance with laws and regulations or the Company's internal policies, controls or procedures.

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------


                         CHOICE ONE COMMUNICATIONS INC.
                         100 CHESTNUT STREET, SUITE 600
                            ROCHESTER, NEW YORK 14604


           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                COMPANY FOR THE ANNUAL MEETING ON AUGUST 17, 2004


The undersigned hereby appoints each of STEVE M. DUBNIK and MAE H. SQUIER-DOW as Proxies, with full power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of capital stock of Choice One Communications Inc. held of record by the undersigned on June 30, 2004 at the Annual Meeting of Stockholders to be held on August 17, 2004 and at any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

If shares are registered in more than one name, the signatures of all such persons are required. Corporations should sign in the full corporate name by a duly authorized officer stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.

                  PLEASE VOTE, SIGN AND RETURN THIS PROXY FORM
                      PROMPTLY USING THE ENCLOSED ENVELOPE

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------




                         CHOICE ONE COMMUNICATIONS INC.
             PLEASE MARK VOTE IN BRACKETS BELOW, USING DARK INK ONLY

                                                   FOR   WITHHOLD
1. Proposal 1 - Election of 1 Director:            [ ]      [ ]                4. In their discretion, the Proxies are
   Howard I. Hoffen                                                               authorized to vote on any other business
                                                                                  that may properly come before the meeting
                                                                                  or any adjournment thereof.

                                                   FOR    AGAINST   ABSTAIN
2. Proposal 2 - Approval of an amendment to        [ ]      [ ]       [ ]
   increase the number of shares that may be
   issued pursuant to options under the Choice
   One Communications Inc. 1999 Directors' Stock
   Incentive Plan from 531,896 shares to 900,000
   shares
                                                                               -----------------------------------------------------
3. Proposal 3 - Ratification of appointment        [ ]      [ ]       [ ]      Signature(s)
   of Deloitte & Touche LLP as independent                                     NOTE: Please sign exactly as name appears hereon.
   accountants for the year ended December 31,
   2004
                                                                                                                        , 2004
                                                                               -----------------------------------------
                                                                               Date



                                                                               Plan to attend annual meeting                    [ ]

                                                                               Change of Address:

                                                                               -----------------------------------------------

                                                                               -----------------------------------------------